Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS SECOND QUARTER RESULTS

•          Revenue of $579 million

•          EPS of $0.26 ($0.31 non-GAAP)

•          First half revenue mix from higher-value markets of 63%

•          Increased operating cash flow to $81 million

•          Improved cash conversion cycle to 83 days

•          Repurchased $15 million of common stock

ANGLETON, TX, July 21, 2016 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the second quarter ended June 30, 2016.

	Three Months Ended
	Jun 30,	Mar 31,	Jun 30,
In millions, except EPS	2016	2016	2015
Net sales	$579	$549	$664
Net income	$13	$11	$21
Net income – non-GAAP(1)	$15	$13	$22
Diluted EPS(2)	$0.26	$0.22	$0.40
Diluted EPS – non-GAAP(1) (2)	$0.31	$0.26	$0.42

Operating margin	3.1%	3.0%	3.9%
Operating margin – non-GAAP	3.7%	3.5%	4.2%

(1) A reconciliation of GAAP and non-GAAP results is included below.

(2) Includes stock-based compensation expense of $0.02, $0.03 and $0.02 per diluted share in Q2 2016, Q1 2016 and Q2 2015, respectively.

“Second quarter revenues were $579 million, with non-GAAP EPS of $0.31,” said Gayla Delly, Benchmark’s President and CEO.  “Our year-over-year revenue from higher-value markets increased from 53% to 63% for the first half of the year driven by the successful transformation of our customer portfolio and the Secure acquisition.”

“We are encouraged by the progress of our initiatives to improve our cash conversion cycle from 99 to 83 days.  We have transitioned a number of new programs to more efficient supply chain solutions over the last 18 months, primarily in our international locations and are on track to achieve 75 days as we exit the fourth quarter.”

Ms. Delly concluded, “Our balance sheet remains strong, supporting continued investment in our business, strategic growth initiatives and our share repurchase program.  Our results for the quarter show continued progress on our strategy to drive shareholder value, including diversifying our portfolio, executing on our lean and operational initiatives and managing our working capital.  While our third quarter outlook reflects caution from customer forecasts, we remain committed to delivering higher returns on invested capital through better operating margins and working capital management.”

Second Quarter 2016 Financial Highlights

•         Operating margin was  3.1% (non-GAAP  3.7%).

•         Cash flows from operating activities were $81 million during the quarter and $158 million through the first half of the year.

•          Common stock repurchases totaled $15 million or 750,000 shares.  The amount remaining under our current share repurchase plan is $105 million.

•         Cash conversion cycle improved 16 days from 99 at March 31, 2016 to 83 days at June 30, 2016.

•         Cash was $573 million at June 30, of which $535 million was held outside the U.S.

“We continue to deliver strong cash flows from operations, which in the second quarter totaled  $81 million and free cash flow of $73 million,” said Don Adam, Benchmark’s CFO.  “During the second quarter we repurchased $15 million of common stock, which represents the 36th consecutive quarter of share buybacks.”

Cash Conversion Cycle

	Jun 30,	Mar 31,	Jun 30,
	2016	2016	2015
Accounts receivable days	66	68	68
Inventory days	64	70	66
Accounts payable days	(47)	(39)	(43)
	83	99	91

Second Quarter 2016 Industry Sector Update

Revenue by industry sector (dollars in millions) was as follows.

	Jun 30,		Mar 31,		Jun 30,
Higher-Value Markets	2016		2016		2015
Industrials	$214	37%	$213	39%	$201	30%
Medical	92	16	83	15	90	14
Test & Instrumentation	60	10	53	10	59	9
	$366	63%	$349	64%	$350	53%

	Jun 30,		Mar 31,		Jun 30,
Traditional Markets	2016		2016		2015
Computing	$120	21%	$98	18%	$137	20%
Telecommunications	93	16	102	18	177	27
	$213	37%	$200	36%	$314	47%
Total	$579	100%	$549	100%	$664	100%

Revenues across all sectors improved quarter-over-quarter, other than Telecommunications, which declined as projected.  Among the higher-value markets, Medical and Test &

Instrumentation performed better than expected, while product qualification delays reduced revenues to Industrials primarily in the aerospace and defense markets.  Computing revenues were higher than anticipated with strong late-quarter demand.

Second Quarter 2016 Bookings Update

•         New program bookings were $105 to $130 million.

•         12 engineering awards supporting early engagement opportunities.

•         33 manufacturing wins across all market sectors.

The Company projects new program bookings for the second quarter will result in annualized revenue of $105 to $130 million when fully launched in the next 12-18 months.  The new program bookings align with Benchmark’s strategic focus in higher-value markets.  For the last 12 months, 77% of new bookings came from these targeted growth markets.

Third Quarter 2016 Outlook

•         Revenue between $570-$600 million.

•         Diluted GAAP earnings per share between $0.28-$0.33.

•         Diluted non-GAAP earnings per share between $0.33-$0.38 (excluding restructuring charges and amortization of intangibles expected to approximate $0.05 per share). The income tax impact of the non-GAAP adjustments using the applicable effective tax rates is $0.02 per share.

•         Beginning with the third quarter, our non-GAAP EPS outlook excludes the impact of the amortization of intangibles of approximately $3 million or $0.04 per share net of tax.

Second Quarter 2016 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 10:00 am CT (11:00 am ET) to discuss the Company’s financial results and outlook.  This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore do not follow U.S. generally accepted accounting principles (GAAP).  A detailed reconciliation between the GAAP results and results excluding special items (non-

GAAP) is included at the end of this press release.  Management discloses non-GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends.  Management uses non-GAAP measures of net income and earnings per share that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  Benchmark’s non-GAAP information is not necessarily comparable to the non-GAAP information used by other companies.  Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as a measure of the Company’s profitability or liquidity. Readers should consider the types of events and transactions for which adjustments have been made.

The press release also references “free cash flow”, which the Company defines as cash flow from operations less additions to property, plant and equipment and purchased software, which aggregated $8 million in the second quarter.

Forward-Looking Statements

This press release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “plan,” “anticipate,” “project,” “predict,” “goals” and similar terms, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts.  The Company’s forward-looking statements include, among other things, the statement “we are on track to achieve 75 days as we exit the fourth quarter”; projections relating to capital expenditures, strategic growth initiatives, share repurchases, improving shareholder value, portfolio diversification, cost and operating efficiencies, working capital improvements and increasing operating margins; and third quarter 2016 revenues and diluted earnings per share.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally.  If one or more of these risks or uncertainties materializes or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them.  Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, in its other filings with the Securities and Exchange Commission and in its press releases.

###

Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended			Six Months Ended
	Jun 30,	Mar 31,	Jun 30,	June 30,
	2016	2016	2015	2016	2015

Income from operations (GAAP)	$17,740	$16,268	$26,208	$34,008	$44,916
Restructuring charges and other costs	3,602	2,789	1,588	6,391	6,457
Non-GAAP income from operations	$21,342	$19,057	$27,796	$40,399	$51,373

Net income (GAAP)	$12,685	$11,052	$21,210	$23,737	$35,415
Restructuring charges and other costs	3,602	2,789	1,588	6,391	6,457
Income tax adjustments(1)	(1,078)	(691)	(816)	(1,769)	(2,089)
Non-GAAP net income	$15,209	$13,150	$21,982	$28,359	$39,783

Earnings per share: (GAAP)
Basic	$0.26	$0.22	$0.41	$0.48	$0.68
Diluted	$0.26	$0.22	$0.40	$0.47	$0.67

Earnings per share: (Non-GAAP)
Basic	$0.31	$0.26	$0.42	$0.57	$0.76
Diluted	$0.31	$0.26	$0.42	$0.57	$0.75

Weighted-average number of shares used in
calculating earnings per share:
Basic	49,323	49,848	52,180	49,586	52,321
Diluted	49,667	50,287	52,671	50,042	52,884

(1)                 This amount represents the tax impact of the non-GAAP adjustments using the applicable effective tax rates.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Sales	$579,342	$664,038	$1,128,567	$1,284,963
Cost of sales	526,658	608,322	1,025,573	1,177,468
Gross profit	52,684	55,716	102,994	107,495
Selling, general and administrative expenses	31,342	27,920	62,595	56,122
Restructuring charges and other costs	3,602	1,588	6,391	6,457
Income from operations	17,740	26,208	34,008	44,916
Interest expense	(2,299)	(497)	(4,633)	(932)
Interest income	329	293	593	725
Other income (expense), net	71	596	(152)	(461)
Income before income taxes	15,841	26,600	29,816	44,248
Income tax expense	3,156	5,390	6,079	8,833
Net income	$12,685	$21,210	$23,737	$35,415

Earnings per share:
Basic	$0.26	$0.41	$0.48	$0.68
Diluted	$0.26	$0.40	$0.47	$0.67

Weighted-average number of shares used in calculating
earnings per share:
Basic	49,323	52,180	49,586	52,321
Diluted	49,667	52,671	50,042	52,884

Supplementary income statement table
Amortization expense was as follows:
Amortization of intangibles	$2,972	$1,111	$5,775	$1,936
Other amortization	482	386	965	766
Total	$3,454	$1,497	$6,740	$2,702

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)
	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$573,248	$465,995
Accounts receivable, net	421,939	479,140
Inventories	375,085	411,986
Other current assets	37,826	31,507
Total current assets	1,408,098	1,388,628
Property, plant and equipment, net	170,602	178,170
Goodwill and other, net	321,449	327,080
Total assets	$1,900,149	$1,893,878

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$12,336	$12,284
Accounts payable	272,970	251,163
Accrued liabilities	62,036	69,647
Total current liabilities	347,342	333,094
Long-term debt and capital lease obligations, less current installments	217,086	222,909
Other long-term liabilities	17,604	15,971
Shareholders’ equity	1,318,117	1,321,904
Total liabilities and shareholders’ equity	$1,900,149	$1,893,878

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows
(in thousands)
(UNAUDITED)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Net income	$23,737	$35,415
Depreciation and amortization	27,900	24,480
Stock-based compensation expense	3,981	4,020
Accounts receivable, net	57,044	18,606
Inventories	37,034	(44,446)
Accounts payable	23,084	3,441
Other changes in working capital and other	(15,182)	(403)
Net cash provided by operations	157,598	41,113

Cash flows from investing activities:
Additions to property, plant and equipment and software	(16,203)	(25,006)
Other investing activities, net	305	489
Net cash used in investing activities	(15,898)	(24,517)

Cash flows from financing activities:
Share repurchases	(29,315)	(34,558)
Other financing activities, net	(5,204)	1,484
Net cash used in financing activities	(34,519)	(33,074)
Effect of exchange rate changes	72	(1,583)
Net increase (decrease) in cash and cash equivalents	107,253	(18,061)
Cash and cash equivalents at beginning of year	465,995	427,376
Cash and cash equivalents at end of period	$573,248	$409,315